ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-155535 Dated October 4, 2011

JPMorgan Chase & Co. Return Optimization Securities

Linked to Gold due on or about April 19, 2013

Investment Description

Return Optimization Securities, which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. (“JPMorgan Chase”), with returns linked to the price of gold as described under “Indicative Terms — Closing Price” in this free writing prospectus (“Gold” or the “Commodity”). If the Commodity Return is positive, JPMorgan Chase will repay your principal amount at maturity and pay a return equal to the Commodity Return times the Multiplier of 2.00, up to the Maximum Gain, which will be set on the Trade Date and is expected to be between 30.00% and 35.00%. If the Commodity Return is zero, JPMorgan Chase will repay the full principal at maturity. However, if the Commodity Return is negative, JPMorgan Chase will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Commodity Return. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The Securities will not pay interest. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Enhanced Growth Potential — At maturity, the Securities enhance any positive Commodity Return, up to the Maximum Gain. If the Commodity Return is negative, investors will be exposed to the negative Commodity Return at maturity.
❑	Full Downside Market Exposure — If the Commodity Return is negative, investors will be exposed to the negative Commodity Return at maturity resulting in a loss of principal that is proportionate to the Commodity’s decline from the Trade Date to the Final Valuation Date. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of your principal amount, is subject to the creditworthiness of JPMorgan Chase.

Key Dates

Trade Date[1]	October 14, 2011
Settlement Date[1]	October 19, 2011
Final Valuation Date[2]	April 16, 2013
Maturity Date[2]	April 19, 2013
[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.
[2]	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of the Final Valuation Date” in the accompanying product supplement no. UBS-11-A-III.

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE COMMODITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-11-A-III BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

We are offering Return Optimization Securities linked to the price of Gold. The Securities are offered for a minimum investment of 100 Securities at the price to public described below. The return on the Securities is subject to, and will be limited by, the Maximum Gain. The Maximum Gain and the Initial Commodity Price will be determined on the Trade Date.

Commodity	Multiplier	Maximum Gain	Initial Commodity Price	CUSIP	ISIN
Gold	2.00	30.00% to 35.00%	•	46636T465	US46636T4655

See “Additional Information about JPMorgan Chase & Co. and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated November 21, 2008, the prospectus supplement dated November 21, 2008, product supplement no. UBS-11-A-III dated January 21, 2011 and this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-11-A-III, will supersede the terms set forth in product supplement no. UBS-11-A-III.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product supplement no. UBS-11-A-III. Any representation to the contrary is a criminal offense.

	Price to Public(1)(2)		Fees and Commissions(2)(3)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to Gold		$10.00		$0.20		$9.80

(1)	The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-26 of the accompanying product supplement no. UBS-11-A-III and “Supplemental Underwriting Information (Conflicts of Interest)” in this free writing prospectus.
(2)	With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc, which we refer to as UBS, is an investment adviser, UBS will act as a placement agent. The purchase price for these accounts will be $9.80 per Security, and UBS will forgo any commissions related to these sales.
(3)	UBS will receive a commission for sales to brokerage accounts that will depend on market conditions on the Trade Date. In no event will the commission received by UBS for these sales exceed $0.20 per $10.00 principal amount Security.

The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Securities

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term “JPMorgan Chase & Co.” Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-11-A-III and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-11-A-III dated January 21, 2011. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-11-A-III, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

t	Product supplement no. UBS-11-A-III dated February 1, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211000645/e41704_424b2.pdf

t	Prospectus supplement dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

t	Prospectus dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

As used in this free writing prospectus, the “Issuer,” “JPMorgan Chase,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has the same downside market risk as an investment in the Commodity.

t	You seek an investment with a return linked to the price of Gold.

t	You believe the price of the Commodity will increase over the term of the Securities but the Commodity Return is unlikely to exceed the Maximum Gain.

t	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Commodity.

t	You understand and accept that your return on the Securities is limited by the Maximum Gain, and you would be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be set on the Trade Date).

t	You fully understand the increased volatility and other risks associated with commodities generally and with investments in Gold specifically.

t	You do not seek current income from your investment.

t	You are willing and able to hold the Securities to maturity, a term of 18 months.

t	You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC (“JPMS”), is willing to trade the Securities.

t	You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t	You require an investment designed to provide a full return of principal at maturity.

t	You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that has the same downside market risk as an investment in the Commodity.

t	You do not seek an investment with exposure to the price of Gold.

t	You believe that the price of the Commodity will decline during the term of the Securities and is likely to close below the Initial Commodity Price, or you believe the Commodity Return will exceed the Maximum Gain.

t	You seek an investment that is exposed to the full potential appreciation of the price of the Commodity, without a cap on participation.

t	You do not fully understand the increased volatility and other risks associated with investments in commodities generally and with Gold specifically.

t	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Commodity.

t	You would be unwilling to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be set on the Trade Date).

t	You seek current income from your investment.

t	You are unable or unwilling to hold the Securities to maturity, a term of 18 months, and seek an investment for which there will be an active secondary market.

t	You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page 6 of this free writing prospectus and “Risk Factors” in the accompanying product supplement no. UBS-11-A-III for risks related to an investment in the Securities.

Indicative Terms

Issuer:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security for brokerage account investors; $9.80 per Security for certain advisory account investors (both subject to a minimum investment of 100 Securities)
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Commodity:	The price of Gold, as described under “Closing Price” below
Term:	18 months. The Securities are expected to price on or about October 14, 2011 and settle on or about October 19, 2011. In the event that we make any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Securities remains the same.
Payment at Maturity (per $10):	If the Commodity Return is positive, JPMorgan Chase will make a cash payment per $10.00 principal amount Security equal to:

$10.00 + ($10.00 × Commodity Return × Multiplier)

provided, however, that in no event will JPMorgan Chase pay you at maturity an amount greater than $10.00 + ($10.00 × Maximum Gain)

If the Commodity Return is zero, JPMorgan Chase will make a cash payment of $10.00 per $10 principal amount Security.

If the Commodity Return is negative, JPMorgan Chase will make a cash payment per $10.00 principal amount Security equal to:

$10.00 + ($10.00 × Commodity Return)

In this scenario, you will lose some or all of your principal amount in an amount proportionate to the negative Commodity Return.

Commodity Return:	Final Commodity Price – Initial Commodity Price Initial Commodity Price
Multiplier:	2.00
Maximum Gain:	30.00% to 35.00%. The actual Maximum Gain will be determined on the Trade Date.
Initial Commodity Price:	The Closing Price on the Trade Date, as determined by the calculation agent
Final Commodity Price:	The Closing Price on the Final Valuation Date, as determined by the calculation agent
Closing Price:	On any trading day, the official afternoon Gold fixing per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the LBMA and displayed on Bloomberg L.P. (“Bloomberg”) under the symbol “GOLDLNPM” on such trading day

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-11-A-III. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, your Securities should be treated as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the Securities, in which case the timing and character of any income or loss on the Securities could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Commodity or instruments related to the Commodity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-11-A-III. We also urge you to consult your investment, legal, tax, accounting and other advisers before investing in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. We will pay you the principal amount of your Securities in cash only if the Final Commodity Price has not declined below the Initial Commodity Price. If the Commodity Return is negative, you will lose some or all of your principal amount in an amount proportionate to the decline in the price of the Commodity from the Trade Date to the Final Valuation Date. Accordingly, you could lose up to your entire principal amount.
t	The Appreciation Potential of the Securities Is Limited by the Maximum Gain — The appreciation potential of the Securities is limited by the Maximum Gain. The Maximum Gain will be set on the Trade Date and will be between 30.00% and 35.00%. Accordingly, the appreciation potential of the Securities will be limited by the Maximum Gain even if the Commodity Return multiplied by the Multiplier is greater than the Maximum Gain, which may be significant.
t

Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

t	The Multiplier Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than the Commodity’s return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier and earn the potential Maximum Gain from JPMorgan Chase only if you hold your Securities to maturity.
t	No Interest Payments — JPMorgan Chase will not make any interest payments to you with respect to the Securities.
t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. It is possible that such hedging or other trading activities of ours could result in substantial returns for us or our affiliates while the value of the Securities declines.

t	Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity — While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Securities, the original issue price of the Securities includes UBS’s commission for sales to brokerage accounts and the estimated cost of hedging our obligations under the Securities. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s brokerage account commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Influence the Value of the Securities” below. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.
t	The Payment at Maturity on Your Securities Is Not Based on the Price of the Commodity at Any Time Other Than the Final Valuation Date — The Final Commodity Price and the Commodity Return will be based solely on the Closing Price of Gold on the Final Valuation Date. Therefore, if the price of the Commodity drops precipitously on the Final Valuation Date, the payment at maturity on your Securities that the Issuer makes to you may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the Commodity at a time prior to such drop. Although the price of the Commodity on the maturity date or at other times during the life of your Securities may be higher than the price of the Commodity on the Final Valuation Date, you will not benefit from the price of the Commodity at any time other than the Final Valuation Date.
t	Investing in the Securities Is Not Equivalent to Investing in the Commodity — Investing in the Securities is not equivalent to investing in the Commodity, futures contracts of the Commodity or exchange-traded or over-the-counter instruments based on the Commodity. As an investor in the Securities, you will not have any ownership interest or rights that holders of such assets or instruments would have.
t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Commodity and could affect the price of the Commodity, and therefore the market value of the Securities.
t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
t

Potential JPMorgan Chase & Co. Impact on the Market Price of the Commodity — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Commodity or in futures, options or other derivative products on the Commodity, may adversely affect the price of the Commodity and, therefore, the market value of the Securities.

t	Many Economic and Market Factors Will Influence the Value of the Securities — In addition to the Closing Price of the Commodity on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:
t	the volatility, frequency and magnitude of changes in the price of the Commodity;
t	supply and demand trends for the Commodity;
t	the time to maturity of the Securities;
t	interest and yield rates in the market generally;
t	a variety of economic, financial, political, regulatory, geographical, meteorological and judicial events; and
t	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Risks Relating to the Commodity

t	Prices of Commodities Are Characterized by High and Unpredictable Volatility — Market prices of commodities tend to be highly volatile and may fluctuate rapidly based on numerous factors. See “The Market Price of Gold Will Affect the Value of the Securities” below. The prices of commodities are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the Securities to be more volatile than the values of such traditional securities. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.
t	The Market Price of Gold Will Affect the Value of the Securities — Because the Securities are linked to the performance of the price of Gold, we expect that generally the market value of the Securities will depend in large part on the market price of Gold. The market price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market.

t	The Closing Price of Gold on the Final Valuation Date will Be Determined by Reference to a Fixing Level Reported by the LBMA, and There Are Certain Risks Relating to the Fixing Level Being Determined by the LBMA — Your Securities are linked to the price of Gold. On the Final Valuation Date, your payment at maturity will be based on the Closing Price of Gold, which will be determined by reference to a fixing level reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of Gold may be adversely affected. The LBMA is a principals’ market that operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the official afternoon Gold fixing level in U.S. dollars per troy ounce which could adversely affect the value of the Securities. The LBMA has no obligation to consider your interests in calculating or revising the official afternoon Gold fixing level. For additional information about Gold, see the information set forth under “Description of Notes — Payment at Maturity” and “The Commodities” in the accompanying product supplement no. UBS-11-A-III.
t

Single Commodity Prices Tend to Be More Volatile Than, and May Not Correlate With, the Prices of Commodities Generally — The Securities are linked exclusively to Gold and not to a diverse basket of commodities or a broad-based commodity index. The price of Gold may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the Securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than Securities linked to the prices of multiple commodities or a broad-based commodity index.

Hypothetical Examples and Return Table of the Securities at Maturity

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 Security for a hypothetical range of Commodity Returns from -100.00% to +100.00%, reflect the Multiplier of 2.00 and assume an Initial Commodity Price of $1650 and a Maximum Gain of 32.50% (the midpoint of the range of 30.00% to 35.00%). The actual Initial Commodity Price and Maximum Gain will be determined on the Trade Date. If the actual Maximum Gain as determined on the Trade Date is less than 32.50%, your maximum payment at maturity may be lower than the hypothetical maximum payments at maturity shown below. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Final Commodity Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Commodity Price	Commodity Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)(1)	Return at Maturity per $9.80 issue price (%)(2)
$3,300.000	100.00%	$13.25	32.50%	35.20%
$3,135.000	90.00%	$13.25	32.50%	35.20%
$2,970.000	80.00%	$13.25	32.50%	35.20%
$2,805.000	70.00%	$13.25	32.50%	35.20%
$2,640.000	60.00%	$13.25	32.50%	35.20%
$2,475.000	50.00%	$13.25	32.50%	35.20%
$2,310.000	40.00%	$13.25	32.50%	35.20%
$2,145.000	30.00%	$13.25	32.50%	35.20%
$1,980.000	20.00%	$13.25	32.50%	35.20%
$1,918.125	16.25%	$13.25	32.50%	35.20%
$1,897.500	15.00%	$13.00	30.00%	32.65%
$1,815.000	10.00%	$12.00	20.00%	22.45%
$1,732.500	5.00%	$11.00	10.00%	12.24%
$1,691.250	2.50%	$10.50	5.00%	7.14%
$1,650.000	0.00%	$10.00	0.00%	2.04%
$1,567.500	-5.00%	$9.50	-5.00%	-3.06%
$1,485.000	-10.00%	$9.00	-10.00%	-8.16%
$1,320.000	-20.00%	$8.00	-20.00%	-18.37%
$1,155.000	-30.00%	$7.00	-30.00%	-28.57%
$990.000	-40.00%	$6.00	-40.00%	-38.78%
$825.000	-50.00%	$5.00	-50.00%	-48.98%
$660.000	-60.00%	$4.00	-60.00%	-59.18%
$495.000	-70.00%	$3.00	-70.00%	-69.39%
$330.000	-80.00%	$2.00	-80.00%	-79.59%
$165.000	-90.00%	$1.00	-90.00%	-89.80%
$0.000	-100.00%	$0.00	-100.00%	-100.00%

(1)	The “Return at Maturity” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount to the issue price of $10 per Security for all brokerage account investors.
(2)	The “Return at Maturity” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount to the issue price of $9.80 per Security, which is the issue price for investors in advisory accounts.

Example 1 — The price of the Commodity increases by 5.00% from the Initial Commodity Price of $1,650 to the Final Commodity Price of $1,732.50. Because two times the Commodity Return of 5.00% is less than the Maximum Gain of 32.50%, JPMorgan Chase will pay you your principal amount plus a return equal to 10.00%, resulting in a payment at maturity of $11.00 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 × Commodity Return × Multiplier)

$10.00 + ($10.00 × 5.00% × 2) = $11.00

Example 2 — The price of the Commodity increases by 40.00% from the Initial Commodity Price of $1,650 to the Final Commodity Price of $2,310. Because two times the Commodity Return of 40.00% is greater than the Maximum Gain of 32.50%, JPMorgan Chase will pay you your principal amount plus a return equal to the Maximum Gain of 32.50%, resulting in a payment at maturity of $13.25 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 × Maximum Gain)

$10.00 + ($10.00 × 32.50%) = $13.25

Example 3 — The Final Commodity Price is equal to the Initial Commodity Price of $1,650. Because the Commodity Return is 0.00%, JPMorgan Chase will pay you a payment at maturity of $10.00 per $10.00 Security.

Example 4 — The price of the Commodity decreases by 40.00% from the Initial Commodity Price of $1,650 to the Final Commodity Price of $990.00. Because the Commodity Return of -40.00% is negative, JPMorgan Chase will pay you a payment at maturity of $6.00 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 × Commodity Return)

$10.00 + ($10.00 × -40.00%) = $6.00

If the Commodity Return is negative, investors will be exposed to the negative Commodity Return at maturity resulting in a loss of principal that is proportionate to the Commodity’s decline from the Trade Date to the Final Valuation Date. Investors could lose some or all of their principal amount.

The hypothetical returns and hypothetical payouts on the securities shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

The Commodity

The return on the Securities is linked solely to the price of a single commodity, Gold. On any trading day, the Closing Price of Gold is the official afternoon Gold fixing per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the LBMA and displayed on Bloomberg under the symbol “GOLDLNPM” on such trading day. For additional information about Gold, see the information set forth under “Description of Notes — Payment at Maturity” and “The Commodities” in the accompanying product supplement no. UBS-13-A-I.

Historical Information

The following graph sets forth the historical performance of Gold based on the daily historical Closing Prices from January 2, 2001 through October 3, 2011. The Closing Price of Gold on October 3, 2011 was $1,655.50. We obtained the Closing Prices below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical prices of Gold should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of Gold on the Trade Date or the Final Valuation Date. We cannot give you assurance that the performance of the price of Gold will result in the return of any of your principal amount.

Supplemental Underwriting Information (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMS. The net proceeds received from the sale of the Securities will be used, in part, by JPMS or one of its affiliates in connection with hedging our obligation under the Securities.

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and containing the final pricing terms of the Securities.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-26 of the accompanying product supplement no. UBS-11-A-III.

The price to the public for all purchases of Securities in brokerage accounts is $10 per Security. UBS may receive a concession not in excess of the commission set forth on the cover of this free writing prospectus for distribution of the Securities to these brokerage accounts. With respect to sales to certain fee-based advisory accounts for which UBS is an investment adviser, UBS will act as a placement agent. The purchase price for these accounts will be $9.80 per Security and UBS will forgo any commissions related to these sales.